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Third Quarter 2025

Earnings Call Transcript

November 10, 2025

C O R P O R A T E P A R T I C I P A N T S

Jamie Lillis, Investor Relations – Solebury Communications

Ryan Caswell, Chief Executive Officer

Bryan Coy, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Kenneth Lee, RBC Capital Markets

Isaac Sellhausen, Oppenheimer & Company

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen, and welcome to the Cannae Holdings, Inc. Third Quarter 2025 Financial Results Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the Company’s prepared remarks, the conference will be open for questions, with instructions to follow at that time.

As a reminder, this conference call is being recorded and a replay is available through 11:59 PM Eastern Time on November 24, 2025.

With that, I would like to turn the call over to Jamie Lillis of Solebury Strategic Communications. Please go ahead.

Jamie Lillis

Thank you, Operator, and all of you for joining us. On the call today we have Cannae’s CEO, Ryan Caswell, and Bryan Coy, our Chief Financial Officer.

Before we begin, I would like to remind listeners that this conference call and the Q&A following our remarks may contain forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about Cannae’s expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include but are not limited to the risks and other factors detailed in our quarterly Shareholder Letter which was released this afternoon and in our other filings with the SEC.

Today’s remarks will also include references to non-GAAP financial measures. Additional information, including a reconciliation between non-GAAP financial information to the GAAP financial information is provided in our Shareholder Letter.

I would now like to turn the call over to Ryan.

Ryan Caswell

Thank you, Jamie. The Cannae board and management team remain focused on continuing to execute our strategic plan outlined in February 2024 to generate long-term shareholder value. This plan is focused on optimizing our investment strategy, capital allocation, and the management of our portfolio as the foundation for long-term value creation.

We continue to make significant progress on each aspect of the plan, including, one, rebalancing our portfolio away from our historical public company investments and redeploying capital and proprietary opportunities with positive cash flows that can deliver outsized returns; two, returning capital to our shareholders through share buybacks and dividends; and three, improving the operational performance of Cannae’s portfolio companies to increase their underlying values.

This was particularly evident and successful in the third quarter. In the third quarter, we continued to rebalance our portfolio away from public company securities, highlighted by the closing of the previously announced acquisition of Dun & Bradstreet to Clearlake Capital, which generated $630 million in proceeds to Cannae. Thus far, $424 million of the proceeds have been used to repurchase 275 million of Cannae shares, repay the $141 million outstanding under our existing margin loan, and distribute $8 million in dividends to our shareholders.

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Since our announcement of our strategic plan, we have now sold $1.1 billion of public company securities and transitioned our portfolio from 70% public investments when we announced our plan to 20% public investments today. We believe this change is important for our shareholders as our portfolio now consists primarily of proprietary private investments that we believe will generate outsized returns and which our shareholders wouldn’t otherwise be able to access but through Cannae. We will continue to transition our portfolio and over the next few months specifically, we will look to sell certain non-core assets, both public and private, to take advantage of expiring tax benefits that could generate up to $55 million in cash tax refunds for Cannae while further simplifying our portfolio.

From a capital redeployment perspective, in the third quarter we closed on the previously announced acquisition of an additional 30% stake in JANA Partners for $67.5 million, which takes our ownership position to 50%. We also invested the remaining $30 million commitment in JANA funds as was agreed in our initial transaction. We remain excited about our partnership with JANA and their ability to grow AUM as well as management and performance fees, which will result in cash distributions to shareholders in which Cannae will participate. We believe JANA will continue to generate attractive investment returns as they have done over their 24-year history as a leader in engaged investing.

Cannae also invested $25 million in Black Knight Football after closing the D&B sale, completing our earlier commitment to BKFC’s capital raise. The uses of this new capital include funding operating expenses across the group, the Bournemouth stadium acquisition and renovation, and the acquisition of Moreirense FC as well as other potential strategic team investments.

In terms of future capital allocation, the Board has directed management to continue concentrating our efforts in sports and sports-related assets where we have demonstrated a proven and durable competitive advantage. We will leverage our networks to look for opportunities in teams and related assets in the sports ecosystem where we can exert influence, focus on improving cash flows, and generate investor returns. We believe sports is evolving into an institutional asset class as it has demonstrated an ability to generate long-term outsized returns. Cannae is well-positioned in the sector with long-term capital and proven experience as evidenced by the value creation of both Black Knight Football and the Vegas Golden Knights where our vice chairman is the majority owner.

We will also continue to opportunistically take advantage of our longstanding strengths in networks and consumer and financial services and technology.

Since the start of the third quarter, Cannae has continued its strong capital returns to our shareholders through repurchasing $163 million of stock at an average discount to NAV of 31%. Year-to-date, we have now repurchased $275 million of our stock or 23% of our shares outstanding at the start of the year. Furthermore, Cannae has returned $424 million of our $500 million commitment to repurchase shares, repay our margin loan debt and distribute dividends in conjunction with the sale of D&B. As a result, we have $25 million remaining of the $300 million of committed share repurchases and have $52 million earmarked for future quarterly dividends.

Since announcing our strategic plan in 2024, we have now returned over $500 million to our shareholders, representing 35% of our shares outstanding at the Plan’s announcement. This implies that roughly half of the total $1.1 billion in public company monetizations have gone to share buybacks. During this same time, our share price discount to NAV has narrowed by approximately 20% and we are confident that this is just the beginning.

In the third quarter, we also continue to work with our management teams to create value at our portfolio companies. As an example, at Black Knight Football, we continue to see strong results both on and off the field.

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At AFC Bournemouth, we closed the fiscal year with double-digit increases in revenue driven by continued growth in commercial coupled with additional revenue associated from our 9th place finish in the Premier League. Bournemouth also had one of the most successful summer transfer seasons in European football and was ranked by Tifosy Capital & Advisory as generating the second-highest net transfer proceeds across all European football.

We also continue to make progress on our stadium renovation. As discussed before, we acquired Vitality Stadium earlier this year and have started on a two-phase expansion, which will increase capacity from 11,300 seats to over 20,000 seats, add additional hospitality experiences and further enhance the revenue growth potential of the club.

The first phase is expected to be completed by the start of the 26/27 season and will increase the stadium seating capacity to 17,000 seats. This improvement in infrastructure follows the opening of AFCB’s new performance center earlier this year.

Lastly, despite the significant player sales, Bournemouth has continued its strong on-field performance as the team now sits in 9th place in the Premier League after 12 matches.

At FC Lorient, the team currently sits in 17th place in Ligue 1. We have continued to work with management to better connect FC Lorient with Black Knight to enhance player development and player pathways. We are focused on working to keep the team in Ligue 1. We remain excited about the opportunity of FC Lorient within the multi-club, with the most recent example being the success of Eli Jr. Kroupi at AFC Bournemouth. He was acquired from FC Lorient and has already seen significant opportunity in Bournemouth, playing in nine matches with four goals.

Lastly, our newest majority ownership, interest in Moreirense FC of the Primeira Liga in Portugal, has started off well. We quickly implemented a strategic plan of evaluating new leadership and hiring a new head coach. We worked closely with their recruiting team over the summer to improve the roster and also invest in players that could move up the Black Knight pyramid. After 11 matches, Moreirense is in 6th position in the table.

Alight, our largest remaining public investment, reported total revenue of $533 million in the third quarter, down 4% year-over-year. Despite the modest top line decline, Adjusted EBITDA and Adjusted EBITDA margin and free cash flow all improved significantly in the third quarter of 2025 compared to the prior year third quarter. However, management reduced their 2025 forecast ranges for revenue, Adjusted EBITDA and free cash flow to the lower end of prior forecasts.

Alight continued to return cash to shareholders, repurchasing $25 million of its common stock during the quarter and also paid $22 million in dividends to shareholders.

The Watkins Company continues to see strong demands for its products. The third quarter was slightly softer than anticipated, but the fourth quarter has started off strong and given the seasonality of the business, will be critical for full-year results. We hired a new head of sales and remain excited about the business and the initiatives to drive growth and margin.

I’ll now turn the call over to Bryan to touch on our financial position.

Bryan Coy

Thank you, Ryan.

Cannae’s operating revenue was $107 million for the third quarter of 2025, down $7 million from $114 million in the third quarter of the prior year. This was driven by reduced guest counts on a same-store basis and 10 fewer restaurant locations, partially offset by higher average checks per guest at both brands. Nearly all the location reductions were in the O’Charley’s brand, as the 99 continues to generate same-store revenues at flat or slightly down levels year-over-year, which is in line with the Baird real-time restaurant survey results for the casual dining segment.

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Cannae’s total operating expenses decreased by $12 million in the third quarter of 2025 to $120 million. Approximately $5 million of the decrease is directly related to the restaurant group location and operating cost reductions; $3 million is from the ISIP fees in the prior year’s totals as Cannae monetized its remaining Dayforce shares and terminated the ISIP plan; and $2 million of the reduction is from termination of the external management agreement earlier this year.

Cannae’s net recognized gains were $8 million in the current year third quarter, down $15 million from the prior year comparable period. This reflects lower mark-to-market gains on Paysafe, offset in part by a pickup on JANA funds and other items.

Cannae’s equity in losses of unconsolidated affiliates was $57 million in the third quarter of 2025, compared to $25 million in the third quarter of the prior year. The change was driven by our share of Alight’s goodwill impairment and partially offset by record player trading profits at Black Knight Football.

As Ryan discussed above, our margin loan was fully repaid in conjunction with the D&B sale. Concurrently, we amended the margin loan to reflect Alight as the sole collateral, lowered the interest rate spread by 35 basis points, and extended the maturity to 2028. Now, Cannae’s only corporate debt outstanding is the fixed rate term loan that matures in 2030, which has $47.5 million outstanding after our $12 million paydown earlier this year.

That concludes our prepared remarks and we’ll be happy to take questions.

Operator

We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys.

If at any time your question has been addressed and you would like to withdraw your question, please press star, then two.

Your first question today will come from Kenneth Lee with RBC Capital Markets. Please go ahead.

Kenneth Lee

Hey, good afternoon and thanks for taking my question. First one, about the potential tax benefits, I assume they’re probably from NOLs. In terms of the potential investment monetizations that you could look at over the next few months, would you be driven mainly on unrealized gains or are there any other criteria that you could talk about there? Thanks.

Ryan Caswell

Yes, of course. The tax assets that we’re referring to are some historical gains that we have where we could utilize losses to get a refund from those taxes. So part of that will be looking to monetize assets where we have losses to realize the loss to generate the tax refund.

Does that make sense, Ken?

Kenneth Lee

Yes, that makes sense. That makes sense. Then, any criteria you would look at when potentially—it sounds like you would then look at mainly unrealized losses more than anything?

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Ryan Caswell

Yes, correct. I think in the near term, we’d be most focused on realizing some unrealized losses to take advantage of it. And then I think we will continue kind of to monitor our broader portfolio to monetize assets that we think are less strategic today.

Kenneth Lee

Got you. Helpful there.

One follow-up, if I may. I noticed within the latest Sum of the Parts, within the other investments you also list some additional new investments, I think, in SpaceX and in Brasada Resorts. Wondering if you could talk a little bit more about some of these investments, the relative size of the holdings. I assume it’s probably somewhere around $30 million in total. Where were they sourced and what are the expected returns and opportunities here? Thanks.

Ryan Caswell

Yes. With the investments that you’re referring to, all of those have been in there for a while. Maybe we’ve updated the footnote recently, but none of those are new investments. I think going back to your other question, as we look at kind of what’s more strategic and less strategic, I would think some of those smaller assets would be ones that we would look to monetize.

But I don’t think there’s been change. It might have just been as a footnote that changed at some point.

Kenneth Lee

Got you. Very helpful there.

One last question for me. More broadly, how do you view the risk of AI on the fintech and software space? Obviously, you have a lot of investments within that space and a lot of them were made a while back before AI started really growing. How do you assess that risk and how do you think about that, the potential impact on the portfolio companies there? Thanks.

Ryan Caswell

We look at AI more broadly like everyone is doing across their portfolio. You’re right in saying that some of the businesses—or we made the investments before I think AI was as popular, as big of a thing as it is today. Look, we tried to make investments in businesses with good kind of market share and what we thought were defensible moats. I think for most of those businesses, they are trying to deploy AI in their processes and leverage AI as best they can. In any business in our portfolio, we don’t see that AI is going to make it obsolete, but I do think that like all businesses and like that we do at Cannae, we’re trying to think of ways to more efficiently— for the business to more efficiently leverage AI in its workflow, processes, in relationships with consumer. Could that improve revenue? Could it improve margins? Hopefully that helps.

Kenneth Lee

That’s very helpful. Thanks again.

Operator

Your next question today will come from Ian Zaffino with Oppenheimer. Please go ahead.

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Isaac Sellhausen

Hey, good afternoon. This is Isaac Sellhausen on for Ian. Thanks for taking the questions.

I guess just a follow up to the previous one on divesting non-core assets and as you continue to monetize those. I guess the question would be, how do you view returning that capital or proceeds via the buyback or dividend versus continuing to invest behind Black Knight Football and the sports assets? Thanks.

Ryan Caswell

Since we initiated our strategic plan in February 2024, we’ve returned about $500 million of capital to shareholders, so clearly we have and will continue to be very focused on capital returns.

I think we have about $25 million of the $300 million that we initially set out with the sale of D&B. And as we look to monetize assets in the future, I think each time we will evaluate the merits of investing, buying back more stock, or does it make sense to look at new investments? That’s kind of the process that we will do.

But again, I think if you look historically, we’ve obviously been very focused on capital returns to shareholders and that’s clearly something we’ll think about. And we obviously have the dividend in place today, which generates a consistent capital return to our shareholders.

Isaac Sellhausen

Okay, great. Then just as a quick follow up on AFC Bournemouth and the stadium. Maybe if you could provide just a quick update as far as the renovation expansion activity and I guess maybe a timeline for completion there. Thank you.

Ryan Caswell

We’ve started the first phase of the renovation. That will take the stadium up to about from a little over 11,000 to 17,000. More importantly, though, it’ll take hospitality above 1,300, and it’ll take what was kind of premium GA above 2,000, which we really have very limited of today. So we’re very excited about the first stage. Again, I think we’ve said it before, but we believe that’s going to be kind of a mid-teens type return on invested capital. We think we try to be very conservative and thoughtful around the renovation.

The first phase of that is supposed to open at the beginning of next season, and then the second phase will open the beginning of the following season, and that will take it up to 20,000. We’ve started on improving a bunch of the hospitality areas. We’re doing a modular build, so we’ve started to deal with all of the contractors who will be doing that. So it’s all moving along.

I think that the big push will be kind of at the start of next year through the summertime when the season ends, and then you can start installing all of this. But thus far, we generally seem to be on track. There is some approval and planning processes that we are continuing to go through, but overall we’re very excited and optimistic as it goes forward.

Isaac Sellhausen

Great. Thanks very much.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Ryan Caswell for any closing remarks.

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Ryan Caswell

To conclude, we have maintained our focus on executing the strategic plan we initiated in February 2024, and we are pleased with the progress we’ve made and the results that have followed. We are excited about the direction our board has set and the foundation we have built for long-term value creation. Thank you for your support.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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Important Additional Information and Where to Find It

Cannae Holdings, Inc. (the “Company”) has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2025 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.